UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM CB
TENDER OFFER/RIGHTS OFFERING NOTIFICATION FORM

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to file this Form:

Securities Act Rule 801 (Rights Offering)	☐
Securities Act Rule 802 (Exchange Offer)	☒
Exchange Act Rule 13e-4(h)(8) (Issuer Tender Offer)	☐
Exchange Act Rule 14d-1(c) (Third Party Tender Offer)	☐
Exchange Act Rule 14e-2(d) (Subject Company Response)	☐

ARCLANDS KABUSHIKI KAISHA KABUSHIKI KAISHA JOYFUL HONDA
(Name of Subject Company)
ARCLANDS CORPORATION JOYFUL HONDA CO., LTD.
(Translation of Subject Company’s Name into English (if applicable))
Japan
(Jurisdiction of Subject Company’s Incorporation or Organization)
ARCLANDS CORPORATION JOYFUL HONDA CO., LTD.
(Name of Person(s) Furnishing Form)
Common Stock
(Title of Class of Subject Securities)
N/A
(CUSIP Number of Class of Securities (if applicable))

ARCLANDS CORPORATION

Attn: Yuki Watabe, Tatsuhiro Tateyama

1-13-1 Kamikizaki, Urawa-ku, Saitama, Saitama 330-8671, Japan

+81-48-610-0641

JOYFUL HONDA CO., LTD.

Attn: Hirohiko Kubo, Masashi Nagai

1-16-2 Fujisaki, Tsuchiura, Ibaraki 300-0813, Japan

+81-29-822-2215

(Name, Address (including zip code) and Telephone Number (including area code) of Person(s) Authorized to Receive Notices and Communications on Behalf of Subject Company)
N/A
(Date Tender Offer/Rights Offering Commenced)

PART I – INFORMATION SENT TO SECURITY HOLDERS

Item 1.  Home Jurisdiction Documents

Exhibit Number
99.1	Notice Concerning Execution of Memorandum of Understanding Regarding Business Integration of JOYFUL HONDA CO., LTD. and ARCLANDS CORPORATION Through Establishment of Joint Holding Company (Share Transfer), dated April 14, 2026 (English Translation)

Item 2.  Informational Legends

The required legend is prominently included in the document referred to in Item 1.

PART II – INFORMATION NOT REQUIRED TO BE SENT TO SECURITY HOLDERS

N/A

PART III – CONSENT TO SERVICE OF PROCESS

ARCLANDS CORPORATION submitted to the Securities and Exchange Commission a written irrevocable consent and power of attorney on Form F-X dated April 15, 2026.

JOYFUL HONDA CO., LTD. submitted to the Securities and Exchange Commission a written irrevocable consent and power of attorney on Form F-X dated April 15, 2026.

SIGNATURES

     After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

ARCLANDS CORPORATION

/s/ Kimitoshi Ino
Name: Kimitoshi Ino
Title: Director, Administration General Manager
Date: April 15, 2026

SIGNATURES

     After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

JOYFUL HONDA CO., LTD.

/s/ Masakazu Okajima
Name: Masakazu Okajima
Title: Executive Officer
Date: April 15, 2026